Exhibit 99.1

SeaCube Container Leasing Ltd. Reports First Quarter 2011 Results

First Quarter 2011 and year-to-date highlights

  Adjusted net income was $9.3 million, a year-over-year increase of 20.6% excluding default insurance proceeds that were received in the first quarter of 2010. Adjusted net income per diluted common share was $0.46. Net income was $9.0 million.
  Completed $230 million offering of Fixed Rate Secured Notes and a $50 million Five Year Senior Unsecured Term Loan.
  Extended $200 million CLI Funding IV Credit Facility for an additional two years.
  Declared a dividend of $0.22 per share.
  Total revenue was $36.8 million, a year-over-year increase of 10.9%.
  Average utilization was 98.5% for the first quarter.
  Ordered more than $316 million in new equipment for delivery through June 2011; 85% is committed to long-term leases.

PARK RIDGE, N.J.--(BUSINESS WIRE)--May 10, 2011--SeaCube Container Leasing Ltd. (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the first quarter ended March 31, 2011.

Adjusted net income(1) was $9.3 million for the first quarter of 2011 compared to $8.9 million in the first quarter of 2010, an increase of 4.3%. Excluding $1.2 million in proceeds from default insurance in 2010, adjusted net income grew by 20.6%. For the first quarter of 2011, adjusted net income per diluted common share was $0.46. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $36.8 million for the first quarter of 2011 compared to $33.2 million for the first quarter of 2010, an increase of 10.9%. Utilization continues to be strong with average first quarter utilization of 98.5%. Adjusted EBITDA(1) was $52.9 million for the first quarter of 2011, compared to $52.1 million in the first quarter of 2010.

The Company reported net income of $9.0 million for the first quarter of 2011 compared to $7.2 million for the first quarter of 2010. Net income per diluted common share was $0.45 for the first quarter of 2011 and 2010.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “During the first quarter, we benefited from the investments we made in 2010, achieving growth in revenue, earnings and cash flow on a year- over-year basis. We continued to invest in new containers in the quarter, and expect our financial results to better reflect this asset growth starting next quarter. In 2011 year-to-date, we have ordered more than $316 million of new equipment and 85% is already committed to long-term leases.”

Mr. Kwok continued, “We continue to take important steps to maintain a strong balance sheet that supports SeaCube’s significant fleet expansion. Complementing our completion of a $230 million offering of Fixed Rate Secured Notes, which were rated “A” by Standard & Poor’s, we recently raised an additional $50 million through the issuance of Senior Unsecured Term Notes. We also extended our $200 million CLI Funding IV Credit Facility for an additional two years. We are pleased by the financial community’s positive response to these transactions, highlighting the Company’s stable business model and strong future prospects.”

Mr. Kwok concluded, “We continue to actively pursue new container investments to further capitalize on the robust and sustained demand for leased containers. As we progress through 2011, we are poised to further grow revenues, earnings and cash flows for the benefit of our shareholders.”

Dividend

On May 10, 2011, the Company’s Board of Directors approved and declared a $0.22 per share cash dividend on its issued and outstanding common shares, payable on July 15, 2011 to shareholders of record at the close of business on July 8, 2011.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Wednesday, May 11, 2011 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube First Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will be available until 11:59 p.m. on Friday, May 20, 2011 by dialing 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside of the U.S.); please reference access code "62984981."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of March 31, 2011, we employed 74 people in seven offices worldwide and had total assets of $1.3 billion. We own or manage a fleet of 553,130 units, representing 870,565 twenty-foot equivalent units (TEUs) of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Furthermore, Seacube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

(1)	Adjusted net income, adjusted net income per diluted common share, proforma adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets
(Amounts in thousands, except share data)
(unaudited)

	March 31, 2011	December 31, 2010

Assets
Cash and cash equivalents	$24,676	$17,868
Restricted cash	42,374	17,132
Accounts receivable, net of allowance of $2,909 and $2,957, respectively	26,398	27,168
Net investment in direct finance leases	506,332	516,158
Leasing equipment, net of accumulated depreciation of $148,667 and
$141,783, respectively	678,195	476,566
Goodwill	22,483	22,483
Shareholder note	8,308	8,247
Other assets	14,785	12,605
Total assets	$1,323,551	$1,098,227
Liabilities and shareholders’ equity

Liabilities:
Equipment purchases payable	$128,235	$39,379
Accrued expenses and other liabilities	30,390	24,068
Fair value of derivative instruments	39,434	45,496
Deferred income	2,312	2,370
Deferred income taxes	3,511	3,406
Debt:
Due within one year	143,559	130,095
Due after one year	776,793	664,107
Total debt	920,352	794,202
Total liabilities	1,124,234	908,921
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value 400,000,000 shares authorized; 20,163,359 shares issued and outstanding at March 31, 2011; 20,017,812 shares issued and
outstanding at December 31, 2010	201	200
Additional paid in capital	218,008	217,789
Retained earnings	16,614	12,030
Accumulated other comprehensive income (loss)	(35,506)	(40,713)
Total shareholders’ equity	199,317	189,306
Total liabilities and shareholders’ equity	$1,323,551	$1,098,227

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2011	2010
Revenues:
Equipment leasing revenue	$21,765	$16,637
Finance revenue	12,625	13,323
Other revenue	2,431	3,234
Total revenues	36,821	33,194
Expenses:
Direct operating expenses	979	2,277
Selling, general and administrative expenses	5,894	5,344
Depreciation expenses	9,904	8,375
Provision for doubtful accounts	—	50
Impairment of leasing equipment held for sale	196	217
Interest expense, including non-cash interest of $257 and $1,649, respectively	10,454	11,217
Interest income	(74)	(900)
Other expenses (income), net	367	(648)
Total expenses	27,720	25,932

Income before provision for income taxes	9,101	7,262
Provision for income taxes	81	20
Net income	$9,020	$7,242
Net Income per common share
Basic	$0.45	$0.45
Diluted	$0.45	$0.45
Dividend per common shareholder	$0.22	$—

Non-GAAP Financial Measure

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. SeaCube has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. SeaCube believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. Adjusted EBITDA is a non-GAAP measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three months ended March 31,
	2011	2010
Net income	$9,020	$7,242
Provision for income taxes	81	20
Depreciation expenses	9,904	8,375
Interest expense, net of interest income	10,380	10,317
Collections on net investment in direct financing
leases, net of interest earned	23,476	26,117
Adjusted EBITDA	$52,861	$52,071

In addition, the Company has presented adjusted net income, adjusted net income per diluted common share and pro forma adjusted net income per diluted common share as a measure of financial and operating performance. We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the sale of assets. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd.

Non-GAAP Reconciliation of Adjusted Net Income
(Amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Net income (loss)	$9,020	$7,242
Non-cash interest expense, net of tax	254	1,649
Adjusted net income	$9,274	$8,891

Adjusted net income per diluted common share	$0.46	$0.56

Common shares used in computing adjusted net income per diluted common share (a)	20,079,798	16,000,000
(a)	If, for purposes of calculating adjusted net income per diluted common share for the three months ended March 31, 2010, the weighted-average shares outstanding were increased by the 3,450,000 shares offered during the IPO, the resulting pro forma adjusted net income per diluted common share would have been $0.46.

CONTACT:
SeaCube Container Leasing Ltd.
David Doorley, 201-391-0800